Middlesex Water Company CONCLUDES ITS COMMON STOCK
5% DISCOUNT PURCHASE PROGRAM

Iselin, New Jersey August 5, 2019 -- Middlesex Water Company (NASDAQ:MSEX) today announced that it has reached the 200,000 share purchase limit established for its Common Stock 5% Discount window.

The 5% Discount offer applied to all Common Stock purchases made under the Middlesex Water Investment Plan. The discount had been in effect since January 2, 2019 and was set to expire no later than December 30, 2019.

“We’re pleased that we were able to provide existing Plan participants and new investors with an opportunity to invest in our Company at a discount -- even if for just a limited time,” said Dennis W. Doll, Chairman, President and Chief Executive Officer. “The rapid rate of subscription for this offer demonstrates confidence by investors in the regulated water sector and our ability to drive long term shareholder value,” added Doll.

Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 46 consecutive years.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's web site at www.middlesexwater.com or call (732) 634-1500.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com